THIRD AMENDMENT TO CREDIT AGREEMENT

      THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this "AMENDMENT") is entered into as of March 31, 1999, among DRYPERS CORPORATION, a Delaware corporation (the "BORROWER"), the bank or banks listed on the signature pages hereof (collectively, the "BANKS"), and BANKBOSTON, N.A., a national banking association, individually and as agent for itself and the other Banks and as issuer of Letters of Credit (in its capacity as agent, the "AGENT").


                               R E C I T A L S:

      A. The Agent, the Borrower and the Banks have entered into that certain Credit Agreement dated as of April 1, 1998 as amended by a certain First Amendment to Credit Agreement dated September 9, 1998 and by a certain Second Amendment to Credit Agreement dated December 30, 1998 (such Credit Agreement, as the same has previously been amended and as the same may now or hereafter be amended, modified, or supplemented from time to time, being the "CREDIT AGREEMENT"), pursuant to which the Banks established a revolving credit facility for the Borrower in an amount not to exceed $50,000,000.

      B. The Borrower has requested the Agent and the Banks to amend certain definitions and financial covenants contained in the Credit Agreement and to consent to certain transactions proposed by the Borrower, which the Agent and the Banks are willing to do subject to the terms and conditions hereof.

      C. The Borrower, the Agent and the Banks desire to amend the Credit Agreement as set forth herein.

                             A G R E E M E N T S:

      NOW, THEREFORE, in consideration of the premises and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrower, the Banks and the Agent agree as follows:

                                  ARTICLE I

                                 DEFINITIONS

      Section 1.1       DEFINITIONS.   Unless  otherwise   specified   herein,
terms defined in the Credit Agreement have the same meaning when used herein.


                                  ARTICLE II

                                  AMENDMENTS

      Section 2.1 AMENDMENT TO DEFINITION OF APPLICABLE MARGIN. Effective as of the date hereof, the definition of "Applicable Margin" appearing in SECTION 1.1 of the Credit Agreement is hereby amended in its entirety to read as follows:
            "APPLICABLE MARGIN" means, for any day, (a) with respect to Eurodollar Advances, the margin of interest over the Eurodollar Rate that is applicable when any Applicable Rate based on the Eurodollar Rate is determined under this Agreement, and (b) with respect to Alternate Base Rate Advances, the margin of interest over the Alternate Base Rate that is applicable when any Applicable Rate based on the Alternate Base Rate is determined under this Agreement. The Applicable Margin is subject to adjustment (upwards or downwards, as appropriate) based on the ratio of Consolidated Funded Debt to Adjusted Consolidated EBITDA. Effective as of each Adjustment Date, the Applicable Margin shall be adjusted to reflect the Applicable Margin prescribed below for the ratio of Consolidated Funded Debt to Adjusted Consolidated EBITDA as demonstrated by the most recently delivered Compliance Certificate:

                    RATIO OF
               CONSOLIDATED FUNDED                        APPLICABLE
                      DEBT                                  MARGIN
                       TO            APPLICABLE MARGIN   FOR ALTERNATE
             ADJUSTED CONSOLIDATED    FOR EURODOLLAR         BASE
                     EBITDA              ADVANCES        RATE ADVANCES
                     ------              --------        -------------
             Less than or equal to
             3.00 to 1.00                  1.50%             0.00%
             Greater than 3.00 to
             1.00, but less than or
             equal to 3.50 to 1.00         1.75%             0.00%
             Greater than 3.50 to
             1.00, but less than or
             equal to 4.00 to 1.00         2.00%             0.25%
             Greater than 4.00 to
             1.00, but less than or
             equal to 4.50 to 1.00         2.25%             0.50%
             Greater than 4.50 to
             1.00, but less than or
             equal to 5.00 to 1.00         2.50%             0.75%
             Greater than 5.00 to
             1.00, but less than or
             equal to 5.50 to 1.00         2.75%             1.00%
             Greater than 5.50 to
             1.00                          3.25%             1.50%


      The Applicable Margin shall be 3.25% for Eurodollar Advances and 1.50% for Alternate Base Rate Advances from April 1, 1999 until the first Adjustment Date after December 31, 1999 that the Compliance Certificate demonstrates a change in the ratio of Consolidated Funded Debt to Adjusted Consolidated EBITDA to a level for which another Applicable Margin shall apply, or until another Applicable Margin is otherwise applicable. After each adjustment of the Applicable Margin in accordance herewith due to a change in the ratio of Consolidated Funded Debt to Adjusted Consolidated EBITDA as demonstrated by the Compliance Certificate, the new Applicable Margin shall apply to all Advances made or outstanding thereafter until the next Adjustment Date as of which the Compliance Certificate demonstrates a change in the ratio of Consolidated Funded Debt to Adjusted Consolidated EBITDA to a level for which another Applicable Margin shall apply. Upon the request of the Agent, the Borrower must demonstrate to the reasonable satisfaction of the Required Banks the required applicable ratio in order to obtain an adjustment to a lower Applicable Margin. If the Borrower fails to furnish to the Agent any Compliance Certificate (with accompanying financial statements) by the date required by this Agreement, then the maximum Applicable Margin shall apply at all times after such date for all Advances made or outstanding after such date until the Borrower furnishes the required Compliance Certificate (with accompanying financial statements) to the Agent.

      Section 2.2 ADDITIONAL DEFINITION OF ARGENTINE INSURANCE CLAIMS. Effective as of the date hereof, SECTION 1.1 of the Credit Agreement is hereby amended to add thereto a definition of "Argentine Insurance Claims" to read as follows:

            "ARGENTINE INSURANCE CLAIMS" means the claims of Borrower or any Subsidiary under BRB Seguros S.A. Policy No. 61869 and Chubb Group of Insurance Companies Policy No. 3533-10-03CCG relating to the August 8, 1998 fire at the manufacturing facility of Borrower's Subsidiary in Argentina.

      Section 2.3 AMENDMENT TO DEFINITION OF CONSOLIDATED ADJUSTED OPERATING CASH FLOW. Effective as of the date hereof, the definition of "Consolidated Adjusted Operating Cash Flow" appearing in SECTION 1.1 of the Credit Agreement is hereby amended in its entirety to read as follows:

            "CONSOLIDATED ADJUSTED OPERATING CASH FLOW" means, for any period the sum of, without duplication, (a) Consolidated EBITDA, minus (b) cash payments of state and federal income and franchise taxes, minus (c) (i) all Capital Expenditures not in excess of $2,000,000 for each fiscal quarter during the fiscal year ending December 31, 1998, and (ii) all Capital Expenditures for each fiscal quarter during each fiscal year ending subsequent to December 31, 1998, plus (d) cash proceeds received by the Borrower or any of its Subsidiaries arising from the Mexican Sale/Leaseback Transaction.

      Section 2.4 AMENDMENT TO DEFINITION OF CONSOLIDATED EBITDA. Effective as of the date hereof, the definition of "Consolidated EBITDA" appearing in SECTION
1.1 of the Credit Agreement is hereby amended in its entirety to read as follows:

            "CONSOLIDATED EBITDA" means, for any period the sum of, without duplication, Consolidated Net Income for such period, plus (or, in the case of clause (e) below, plus or minus) the following items to the extent included in computing Consolidated Net Income for such period: (a) the amount that, in conformity with GAAP, would be set forth opposite the caption "interest expense" (or any like caption) on a consolidated statement of earnings of the Borrower and its Restricted Subsidiaries for such period, including, without limitation, (i) amortization of debt discount, (ii) the net cost of interest rate contracts (including amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) amortization of debt issuance costs and (v) the interest component of Capital Lease Obligations, plus (b) the provision for federal, state, local and foreign income or franchise taxes of the Borrower and its Restricted Subsidiaries for such period, plus (c) the aggregate depreciation and amortization expense of the Borrower and its Restricted Subsidiaries for such period, plus (d) $6,000,000 for the fiscal quarter ending March 31, 1998 and $2,000,000 for the fiscal quarter ending June 30, 1998, plus (e) any other non-cash charges for such period, and minus non-cash credits for such period (including, without limitation, for the fiscal quarter ending March 31, 1999 and thereafter, any gains on the settlement of the Argentine Insurance Claims recorded as "Other Income" on the Borrower's consolidated income statement), other than non-cash charges or credits resulting from changes in reserves for accounts receivable and inventory, prepaid assets or accrued liabilities in the ordinary course of business, plus (f) income from Unrestricted Subsidiaries accounted for under the equity method of accounting, provided that such income is actually paid in cash to the Borrower or a Restricted Subsidiary during such period, plus (g) the amount of the charge actually recorded for the fiscal quarter ending December 31, 1998 as a result of the discontinuance of laundry detergent operations and the writeoff of Borrower's Investment in LSFNE Company and NewLund Laboratories, Inc., such amount not to exceed $6,500,000, plus (h) for the fiscal quarter ending March 31, 1999 and thereafter, cash proceeds received by the Borrower or any of its Subsidiaries from the settlement of the Argentine Insurance Claims.

      Section 2.5 DELETION OF DEFINITION OF MAINTENANCE CAPITAL EXPENDITURES. Effective as of the date hereof, the definition of "Maintenance Capital Expenditures" appearing in SECTION 1.1 of the Credit Agreement is hereby deleted in its entirety.

      Section 2.6 ADDITIONAL DEFINITION OF MEXICAN SALE/LEASEBACK TRANSACTION. Effective as of the date hereof, SECTION 1.1 of the Credit Agreement is hereby amended by adding thereto a definition of "Mexican Sale/Leaseback Transaction" to read as follows:

            "MEXICAN SALE/LEASEBACK TRANSACTION" means the sale by Drypers Mexico SA de CV of its industrial facility located in Zapopan, Mexico to
      G. Accion SA de CV and the leaseback of such facility for the consideration and upon the terms and conditions reflected in that certain Letter of Intent dated February 9, 1999 between Drypers Mexico, SA de CV and G. Accion SA de CV.

      Section 2.7 AMENDMENT TO SECTION 2.1. Effective as of the date hereof,
SECTION 2.1 of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:

      Notwithstanding the foregoing, for the period commencing on April 1, 1999 and continuing through and including December 31, 1999, Borrower's borrowings hereunder consist solely of Alternate Base Rate Advances and, to the extent that any Eurodollar Advances were outstanding as of March 31, 1999, such Eurodollar Advances shall be deemed to have been Converted into Alternate Base Rate Advances as of April 1, 1999 without Borrower being liable for the payment of any compensation pursuant to SECTION 5.5 hereof.

      Section 2.8 AMENDMENT TO SECTION 9.1. Effective as of the date hereof,
SECTION 9.1 of the Credit Agreement is hereby amended by adding the following subsection (m) thereto which shall read as follows:

            (m) CASH FORECAST REPORT. On or before Monday of each week commencing April 5, 1999, a cash forecast report, in form and substance satisfactory to the Agent, setting forth the anticipated sources and uses of cash of the Borrower and its Subsidiaries for a period of not less than eight weeks following the date of such report.

      Section 2.9 AMENDMENT TO SECTION 9.6. Effective as of the date hereof,
SECTION 9.6 of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:

      Without limiting the generality of the foregoing, Borrower will fully cooperate, and will cause its Restricted Subsidiaries to fully cooperate, with both (i) the Agent's audit and asset management review staff in conducting a field exam of the Collateral and Borrower's books and records and (ii) Daley-Hodkin Corp. in conducting an appraisal of Borrower's domestic assets, such inspections to be conducted in March and April of 1999, and, upon completion of such field exam and appraisal, Borrower will negotiate in good faith with the Agent concerning a restructuring of the revolving credit facility with a view to completing such restructuring on or prior to June 10, 1999. In the event such restructuring shall not have been completed by June 10, 1999, Borrower shall pay to the Agent on June 10, 1999 a supplemental commitment fee equal to $500,000 in consideration of the Banks continuing to make Advances hereunder.

      Section 2.10 ADDITION OF SECTIONS 9.11. Effective as of the date hereof,
ARTICLE IX of the Credit Agreement is hereby amended by adding SECTION 9.11 thereto which shall read as follows:

            9.11. DEPOSIT ACCOUNTS. On or prior to April 30, 1999, the Borrower or a Subsidiary will execute, and will cause each financial institution in which it maintains domestic deposit accounts to execute, a deposit account agreement (the "ACCOUNT AGREEMENT") in favor of the Agent with respect to each of such domestic deposit accounts, such Account Agreement to be in form and substance satisfactory to the Agent. Neither Borrower nor any Subsidiary will open any new domestic deposit account unless such deposit account is covered by a fully executed Account Agreement in favor of the Agent.

      Section 2.11 AMENDMENT TO SECTION 11.2. Effective as of the date hereof,
SECTION 11.2 of the Credit Agreement is hereby amended in its entirety to read as follows:

      11.2 CONSOLIDATED FIXED CHARGE COVERAGE RATIO. The Borrower will maintain or cause to be maintained, as of the end of each fiscal quarter of the Borrower (beginning with the quarter ended September 30, 1998), a Consolidated Fixed Charge Coverage Ratio of not less than the ratios set forth below for the most recent four (4) fiscal quarters then ended:


RATIO                          FISCAL QUARTER ENDING
-----                          ---------------------
1.0 to 1.0                     September 30, 1998
1.0 to 1.0                     December 31, 1998
0.9 to 1.0                     March 31, 1999
1.0 to 1.0                     June 30, 1999
1.1 to 1.0                     September 30, 1999
1.25 to 1.0                    December 31, 1999
1.50 to 1.0                    March 31, 2000
1.50 to 1.0                    June 30, 2000
                               September 30, 2000 and
1.75 to 1.0                    thereafter

      Section 2.12 AMENDMENT TO ARTICLE XI. Effective as of the date hereof,
Article XI of the Credit Agreement is hereby amended by adding thereto the following SECTIONS 11.5 and 11.6 which shall read as follows:

            11.5 MINIMUM AVAILABILITY. The Borrower will maintain Availability (hereinafter defined) of not less than the following amounts at all times during the respective periods set forth below:

              AMOUNT              PERIOD
              ------              ------
                                  From March 26, 1999
                                  through
              $3,500,000          April 29, 1999
                                  From April 30, 1999
                                  through
              $7,000,000          June 8, 1999
                                  From June 9, 1999 through
              $12,000,000         June 10, 1999
                                  From June 11, 1999
              $5,000,000          through August 30, 1999
                                  From August 31, 1999
              $7,000,000          through September 29, 1999
                                  From September 30, 1999
              $8,000,000          through November 29, 1999
                                  From November 30, 1999
              $10,000,000         through December 30, 1999
                                  From December 31, 1999
              $12,000,000         and thereafter

      For purposes hereof, "Availability" means, as of any date, the amount calculated as the net availability for Advances pursuant to the most recent Advance Request Form (after giving effect to any Advance requested thereunder), or Borrowing Base Report submitted by the Borrower to the Agent.

      Section 2.13 AMENDMENT TO SCHEDULE 8.14. Effective as of the date hereof,
Schedule 8.14 of the Credit Agreement is hereby amended in its entirety to read as set forth in Exhibit 1 attached to this Amendment.


                                 ARTICLE III
                             CONDITIONS PRECEDENT

      Section 3.1 CONDITIONS. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

            (a) The Agent shall have received all of the following, in form and substance satisfactory to the Agent:

                  (1) RESOLUTIONS. Resolutions of the Board of Directors of the
            Borrower certified by its secretary or an assistant secretary which authorize the execution, delivery and performance by the Borrower of this Amendment and any other Loan Documents executed and/or delivered in connection herewith;

                  (2) INCUMBENCY CERTIFICATE. A certificate of incumbency
            certified by the secretary or an assistant secretary of the Borrower certifying the names of the officers of the Borrower who are authorized to sign this Amendment and any other Loan Documents executed and/or delivered in connection herewith, together with specimen signatures of such officers;

                  (3) GOVERNMENTAL CERTIFICATES. Certificates of the appropriate governmental officials of the jurisdiction of incorporation of the Borrower as to the existence and good standing of the Borrower, each dated a current date;

                  (4) OPINION OF COUNSEL. A favorable opinion of Fulbright &
            Jaworski, L.L.P., legal counsel to the Borrower, as to such matters as the Agent may reasonably request; and

                  (5) INTERCOMPANY LOAN DOCUMENTATION. To the extent not
            previously received and approved, documentation (including without limitation promissory notes, security agreements and financing statements) satisfactory to Agent evidencing advances made or to be made by the Borrower (excluding transfers of inventory and allocations of corporate overhead and expenses made in the ordinary course of business) to the Foreign Subsidiaries or the Foreign Affiliates and obligations of the Foreign Subsidiaries and the Foreign Affiliates to repay such advances;

                  (6) DEPOSIT ACCOUNTS. A detailed listing of all domestic deposit accounts maintained by the Borrower or any of its Subsidiaries;

                  (7) ADDITIONAL INFORMATION. Such additional documents,
            instruments and information as the Agent or its legal counsel, Winstead Sechrest & Minick P.C., may reasonably request.

            (b) The representations and warranties contained herein and in all other Loan Documents, as amended hereby, shall be true and correct as of the date hereof as if made on the date hereof, except for such representations and warranties as are limited by their express terms to a specific date.
            (c) No Default shall have occurred and be continuing.

            (d) The Agent shall have received an amendment fee in the amount of $25,000.

            (e) All corporate proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments, and other legal matters incident thereto shall be reasonably satisfactory to the Agent and its legal counsel, Winstead Sechrest & Minick P.C.

                                  ARTICLE IV

                                   CONSENTS

      Section 4.1 CONSENT TO MEXICAN SALE/LEASEBACK TRANSACTION. Pursuant to SECTIONS 10.1, 10.5 and 10.7 of the Credit Agreement, the Borrower has requested that the Agent consent to the Mexican Sale/Leaseback Transaction. Subject to the conditions described in SECTION 4.2 below, the Agent hereby consents to the Mexican Sale/Leaseback Transaction and agrees that such transactions shall not constitute a breach or violation of the Credit Agreement. The consent granted herein is limited to the Mexican Sale/Leaseback Transaction, and nothing contained herein shall be construed as a consent by the Agent or the Banks with respect to any other transaction.

      Section 4.2 CONDITIONS TO CONSENT. The consent to the Mexican Sale/Leaseback Transaction granted under SECTION 4.1 above is subject to compliance with the following conditions:

            (a) The cash consideration paid by G. Accion SA de CV to Drypers Mexico SA de CV in connection with the Mexican Sale/Leaseback Transaction shall not be less than $5,000,000;

            (b) The Promise to Purchase Agreement and the Lease, each between G. Accion SA de CV and Drypers Mexico SA de CV, shall be in form and substance satisfactory to the Agent; and

            (c) The Mexican Sale/Leaseback Transaction shall be consummated no later than May 31, 1999.

      Section 4.3 CONSENT TO COLOMBIAN JOINT VENTURE. Drypers Limited proposes to structure and organize a joint venture with Conticauca S.A. to manufacture and distribute diapers in the Andean region by means of the incorporation of a Colombian corporation to be known as Drypers Andina & CIA, S.C.A. ("Drypers Andina") pursuant to the terms of a Letter of Intent dated February 9, 1999 (the "Colombian Joint Venture"). Pursuant to Sections 10.3, 10.5 and 10.7 of the Credit Agreement, the Borrower has requested that the Agent consent to the Colombian Joint Venture. Subject to the conditions described in SECTION 4.4 below, the Agent hereby consents to the Colombian Joint Venture and agrees that such transactions shall not constitute a breach or violation of the Credit Agreement. The consent granted herein is limited to the Colombian Joint Venture as reflected in such Letter of Intent dated February 9, 1999, and nothing contained herein shall be construed as a consent by the Agent or the Banks with respect to any other transaction.

      Section 4.4 CONDITIONS TO CONSENT TO COLOMBIAN JOINT VENTURE. The consent to the Colombian Joint Venture granted under Section 4.3 above is subject to compliance with the following conditions:

            (a) Drypers Andina shall be a Restricted Subsidiary, and Drypers Limited shall own not less than a 75% voting interest therein;

            (b) The cash consideration equal to $1,750,000 and the non-cash consideration equal to $6,200,000 which are paid or contributed by the Borrower and Drypers Limited to Drypers Andina in connection with the Colombian Joint Venture shall be included in all calculations for purposes of SECTION 10.3(A)(IV) and (V) of the Credit Agreement; and

            (c) The definitive agreements among Conticauca SA, Drypers Limited and Drypers Andina with respect to the Colombian Joint Venture shall be in form substance satisfactory to the Agent and, upon the Agent's approval of such definitive agreements, the Agent will consent to the release of its security interest in the PCMC diaper line located in Marion, Ohio; provided that the value of such PCMC diaper line equal to $3,500,000 shall be included in all calculations for purposes of SECTION 10.7(F)(III) of the Credit Agreement. Section 4.5 CONSENTS RELATING TO MALAYSIAN LINES OF CREDIT. Drypers
Malaysia Sdn Bhd ("Drypers Malaysia") proposes to obtain lines of credit in an aggregate amount not to exceed $5,000,000 (the "Malaysian Lines of Credit"). As a condition to obtaining the Malaysian Lines of Credit, the lenders have required that Drypers Malaysia agree not to pledge or encumber its assets. Pursuant to SECTION 10.13 of the Credit Agreement, the Borrower has requested that the Agent consent to the negative pledge relating to the assets of Drypers Malaysia. The Agent hereby consents to the negative pledge relating to the assets of Drypers Malaysia and agrees that such negative pledge shall not constitute a breach or violation of SECTION 10.13 of the Credit Agreement. The Agent hereby further consents, in connection with the Malaysian Lines of Credit, to the Borrower's conversion of up to $5,000,000 of Drypers Malaysia's debt to the Borrower into equity. The consents granted herein are limited to the negative pledge and conversion of debt to equity relating to the Malaysian Lines of Credit, and nothing contained herein shall be construed as a consent by the Agent or the Banks with respect to any other transaction.

                                  ARTICLE V

                RATIFICATIONS, REPRESENTATIONS AND WARRANTIES

      Section 5.1 RATIFICATIONS. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Credit Agreement and, except as expressly modified and superseded by this Amendment, the terms and provisions of the Credit Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. The Borrower, the Agent, and the Banks agree that the Credit Agreement as amended hereby and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms.

      Section 5.2 REPRESENTATIONS AND WARRANTIES. The Borrower hereby represents and warrants to the Agent and the Banks that (a) the execution, delivery and performance of this Amendment and any and all other Loan Documents executed and/or delivered in connection herewith have been authorized by all requisite corporate action on the part of Borrower and will not violate the articles of incorporation or bylaws of Borrower, (b) the representations and warranties contained in the Credit Agreement, as amended hereby, and in each other Loan Document are true and correct on and as of the date hereof as though made on and as of the date hereof, except for such representations and warranties as are limited by their express terms to a specific date; (c) no Default has occurred and is continuing,(d) Borrower is in full compliance with all covenants and agreements contained in the Credit Agreement as amended hereby and the other Loan Documents to which it is a party; and (e) none of the transactions contemplated by the Mexican Sale/Leaseback Transaction, the Colombian Joint Venture and the Malaysian Lines of Credit shall constitute a breach or violation of, or a default under, the Indenture.


                                  ARTICLE VI

                                MISCELLANEOUS

      Section 6.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made in this Amendment or any Loan Documents furnished in connection with this Amendment shall survive the execution and delivery of this Amendment and the other Loan Documents, and no investigation by the Agent or any closing shall affect the representations and warranties or the right of the Agent and the Banks to rely upon them.

      Section 6.2 REFERENCES. Each of the Loan Documents, including the Credit Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement as amended hereby, are hereby amended so that any reference in such Loan Documents to the Credit Agreement shall mean a reference to the Credit Agreement as amended hereby.

      Section 6.3 EXPENSES OF THE AGENT. As provided in the Credit Agreement, the Borrower agrees to pay on demand all reasonable costs and expenses incurred by the Agent in connection with the preparation, negotiation, and execution of this Amendment and the other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including without limitation the costs and reasonable fees of the Agent's legal counsel, and all costs and expenses incurred by the Agent and the Banks in connection with the enforcement or preservation of any rights under the Credit Agreement, as amended hereby, or any other Loan Document, including without limitation the costs and reasonable fees of legal counsel for the Agent and, at any time following and during the continuance of an Event of Default, of legal counsel to each Bank. Without limiting the generality of the foregoing, the Borrower agrees to pay all costs incurred by the Agent in connection with the appraisal of Borrower's domestic assets by Daley-Hodkin Corp. and the Agent's field exam, both of which are currently in progress.

      Section 6.4 GERMAN SUBSIDIARY. Within ten (10) days after the date hereof, the Borrower shall deliver to the Agent a Negative Pledge Agreement executed by Drypers (Germany) GmbH.

      Section 6.5 SEVERABILITY. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.
      Section 6.6 APPLICABLE LAW. THIS AMENDMENT AND ALL OTHER LOAN DOCUMENTS EXECUTED PURSUANT HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

      Section 6.7 COUNTERPARTS. This Amendment may be executed in a number of identical counterparts, each of which shall be deemed an original. In making proof of this instrument, it shall not be necessary for any party to account for all counterparts, and it shall be sufficient for any party to produce but one such counterpart bearing the signatures of all parties hereto.

      Section 6.8 HEADINGS. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

      Section 6.9 PARTIES BOUND. This Amendment is binding upon and shall inure to the benefit of the Agent, the Banks and the Borrower and their respective successors and assigns, except the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Agent and all of the Banks.

      Section 6.10 ENTIRE AGREEMENT. THIS AMENDMENT, THE CREDIT AGREEMENT, THE LOAN DOCUMENTS, AND ALL OTHER INSTRUMENTS, DOCUMENTS AND AGREEMENTS EXECUTED AND DELIVERED IN CONNECTION WITH THIS AMENDMENT REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO, AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.

                 (Balance of page intentionally left blank.)

      IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Credit Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                    BORROWER:

                                    DRYPERS CORPORATION


                                    By: /s/ JONATHAN P. FOSTER
                                       Name:Jonathan P. Foster
                                       Title: CFO & EXEC V.P.

                                    AGENT AND BANKS:

                                    BANKBOSTON, N.A., as Agent and as a Bank


                                    By:/S/ RANDALL A. PARRISH
                                       Name: Randall A. Parrish
                                       Title: Vice President